Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333-261784) and related Prospectus of Innovid Corp. for the registration of common stock and warrants and to the incorporation by reference therein of our report dated March 3, 2023, with respect to the consolidated financial statements of Innovid Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

May 19, 2023

/S/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel